Exhibit 99.1

Custom Truck One Source, L.P. and Subsidiaries

Condensed Consolidated Financial Statements (unaudited)
As of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020

Custom Truck One Source, L.P. and Subsidiaries
Table of Contents

Page Number

Unaudited Condensed Consolidated Financial Statements	3
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and 2020	3
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	4
Unaudited Condensed Consolidated Statements of Partners' Equity for the Three Months Ended March 31, 2021 and 2020	5
Notes to Unaudited Condensed Consolidated Financial Statements	6

Custom Truck One Source, L.P. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$5,238	$59,130
Accounts receivable, net of allowance of $7,056 and $4,749, respectively	96,043	108,744
Financing receivables, net	18,665	19,123
Inventory	409,835	444,402
Prepaid expenses and other	10,974	3,850
Total current assets	540,755	635,249
Property and equipment, net	85,684	87,178
Rental equipment, net	370,074	374,835
Intangibles, net	70,813	72,803
Goodwill	267,812	267,812
Other assets	19,027	17,564
Total Assets	$1,354,165	$1,455,441
Liabilities and Stockholders' Deficit
Current Liabilities
Trade accounts payable	$58,988	$38,997
Customer deposits	14,063	19,765
Accrued expenses	23,890	29,902
Floor plan payables - trade	90,990	121,747
Floor plan payables - non-trade	213,978	238,956
Current maturities of long-term debt	12,345	16,594
Other liabilities	1,747	1,377
Total current liabilities	416,001	467,338
Long-term debt, net of current maturities	569,928	622,960
Other long-term liabilities	2,551	2,582
Total liabilities	$988,480	$1,092,880
Commitments and Contingencies (Note 14)
Partners’ Equity
Partnership interests:
General partner interest - one interest issued and outstanding as of both March 31, 2021 and December 31, 2020	—	—
Class A interest - $1 par value, unlimited interests authorized, 569,963,954 interests issued and outstanding as of both March 31, 2021 and December 31, 2020	569,964	569,964
Class B interest - unlimited interests authorized; 42,371,942 and 42,221,942 interests issued as of March 31, 2021 and December 31, 2020, respectively; 28,836,754 and 23,035,715 outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	12,711	12,154
Retained deficit	(216,990)	(219,557)
Total partners' equity	365,685	362,561
Total Liabilities and Partners' Equity	$1,354,165	$1,455,441
See accompanying notes to unaudited condensed consolidated financial statements.

Custom Truck One Source, L.P. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(in $000s, except share and per share data)	2021	2020
Revenue
Rental revenue	$51,973	$55,635
New sales revenue	192,436	150,328
Used sales revenue	53,519	46,817
Parts and service revenue	18,543	19,316
Total Revenue	316,471	272,096
Cost of Revenue
Cost of rental revenue	13,460	12,227
Depreciation of rental equipment	22,757	25,126
Cost of new sales	171,192	133,562
Cost of used sales	40,117	36,963
Cost of parts and service	15,909	16,213
Total cost of revenue	263,435	224,091
Gross Profit	53,036	48,005
Operating Expenses
Selling, general and administrative expenses	39,682	31,829
Non-rental depreciation	1,151	1,185
Amortization	1,990	2,413
Operating Income	10,213	12,578
Other Expense
Interest expense, net	(9,992)	(19,700)
Other income (expense), net	664	(712)
Financing income	1,682	921
Total other expense	(7,646)	(19,491)
Net Income (Loss)	$2,567	$(6,913)
See accompanying notes to unaudited condensed consolidated financial statements.

Custom Truck One Source, L.P. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended 31,
(in $000s, except share and per share data)	2021	2020
Cash Flows - Operating Activities
Net income (loss)	$2,567	$(6,913)
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	28,291	30,761
Amortization of debt issuance costs	417	627
Write-off debt issuance costs	—	2,261
Provision for bad debt	3,316	533
Equity-based compensation expense	557	447
Inventory obsolescence	319	83
Gain on sale of rental equipment	(11,148)	(8,378)
Loss on sale of non-rental property and equipment	14	9
Changes in operating assets and liabilities:
Receivables	8,306	(2,241)
Inventories	34,524	(8,203)
Prepaid expenses and other	(4,217)	(2,706)
Other assets	(2,031)	(1,964)
Accounts payable	19,283	4,696
Accrued expenses and other liabilities	(5,675)	(2,381)
Customer deposits	(5,365)	2,084
Financing receivables	459	—
Floor plan payables - trade, net	(30,757)	(23,592)
Total adjustments	36,293	(7,964)
Net cash provided by (used in) operating activities	38,860	(14,877)
Cash Flows - Investing Activities
Additions of rental equipment	(49,062)	(30,257)
Proceeds from disposals of rental equipment	43,107	32,967
Cash outlays for property, equipment and construction in progress	(1,242)	(2,736)
Other investing activities, net	—	(15)
Net cash used in investing activities	(7,197)	(41)
Cash Flows - Financing Activities
Repurchase of Class B interests	—	(89)
Repayments under line-of-credit agreements	(7,269)	(38,731)
Acquisition of inventory through floor plan payables - non-trade	98,303	87,078
Repayment of floor plan payables - non-trade	(123,281)	(86,648)
Additions of debt issuance costs	—	(741)
Proceeds from issuance of long-term debt, net	168	44,699
Principal payments on long-term debt	(53,441)	(6,800)
Principal payments on capital leases	(66)	(57)
Net cash used in financing activities	(85,586)	(1,289)

	Three Months Ended March 31,
(in $000s, except share and per share data)	2021	2020
Effect of exchange rate changes on cash	31	(171)

Net decrease in cash and cash equivalents	(53,892)	(16,378)

Cash and cash equivalents, beginning of period	59,130	34,177
Cash and cash equivalents, end of period	$5,238	$17,799

Supplemental Cash Flow Information - Cash Paid for Interest	$9,994	$15,921

Non-cash Investing and Financing Activities
Capital expenditures in accounts payable	$298	$953
Assets acquired under capital lease	$31	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Custom Truck One Source, L.P. and Subsidiaries
Condensed Consolidated Statements of Partners’ Equity (unaudited)

	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
(in $000s, except interests data)	Interests	Amount	Interests	Amount
Balance, December 31, 2020	569,964	$569,964	23,036	$—	$12,154	$(219,557)	$362,561
Equity-based compensation expense	—	—	—	—	557	—	557
Vesting of Class B interests	—	—	5,801	—	—	—	—
Net income	—	—	—	—	—	2,567	2,567
Balance, March 31, 2021	569,964	$569,964	28,837	$—	$12,711	$(216,990)	$365,685

	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
(in $000s, except interests data)	Interests	Amount	Interests	Amount
Balance, December 31, 2019	569,964	$569,964	17,978	$—	$10,165	$(228,271)	$351,858
Equity-based compensation expense	—	—	—	—	447	—	447
Vesting of Class B interests	—	—	5,201	—	—	—	—
Repurchase of Class B interests	—	—	(143)	—	(89)	—	(89)
Net loss	—	—	—	—	—	(6,913)	(6,913)
Balance, March 31, 2020	569,964	$569,964	23,036	$—	$10,523	$(235,184)	$345,303

See accompanying notes to unaudited condensed consolidated financial statements.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1: Business and Organization
Organization
Custom Truck One Source, L.P. (“CTOS,” “Custom Truck,” the “Company,” “we,” “our,” or “us”) was formed as Utility One Source, L.P., a Delaware Limited Partnership, on January 7, 2015 by affiliates of the Blackstone Group, L.P. (“Blackstone”). We changed our name to Custom Truck One Source, L.P. in 2018. CTOS conducts its operations primarily through its indirect wholly owned subsidiaries, CTEC Holdings Co., LLC, and Custom Truck One Source Forestry Equipment, LLC, and their subsidiaries. Custom Truck is headquartered in Kansas City, Missouri.
On April 1, 2021 (the “Closing Date”), the Company closed on a transaction, under which NESCO Holdings II, Inc. (a subsidiary of Custom Truck One Source, Inc., formerly, Nesco Holdings, Inc.) acquired 100% of the partnership interests of the Company (the “Acquisition”) for a total purchase price of $1,527.5 million. The purchase price is subject to customary working capital adjustments, as well as an adjustment on the basis of the target original equipment cost of the rental equipment owned by the Company as of the closing date, if any. For the three months ended March 31, 2021, the Company incurred approximately $5.1 million of acquisition-related costs, all of which are reflected in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.
Nature of Operations
The Company earns revenues from renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. The majority of the Company’s rental and non-rental business is from operations generated in the United States with customers in the utility, construction, forestry, and rail industries.

Note 2: Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The preparation of financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) requires that these condensed consolidated financial statements and most of the disclosures in these notes be presented on a historical basis, as of or for the current interim period ended or prior periods. The Acquisition will be accounted for using the acquisition method of accounting, and Custom Truck One Source, Inc., through its subsidiary NESCO Holdings II, Inc., is considered the accounting acquirer. Under the acquisition method of accounting, the purchase price will be assigned to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the purchase price over those fair values will be recorded as goodwill. The total purchase price will be assigned to the underlying assets acquired and liabilities assumed based upon their fair values as of the Closing Date and the fair values to be recorded will be based on independent valuations, utilizing discounted cash flow analysis, quoted market prices, contributory asset charges, and estimates made by Custom Truck One Source, Inc., as the acquirer. Accordingly, the consolidated financial position and results of operations and cash flows presented herein are those of Custom Truck One Source, L.P. before the Acquisition and do not reflect any adjustments as a result of the Acquisition, which occurred on April 1, 2021.
These interim statements have been prepared in accordance with GAAP for interim financial information and with Article 10 of Securities and Exchange Commission (“SEC”) Regulation S-X, and the Condensed Consolidated Balance Sheet at December 31, 2020, has been derived from the audited consolidated financial statements of the Company at that date. Accordingly, these interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these interim statements, have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. The interim statements include the financial position and results of operations of Custom Truck and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation. These interim statements should be read in conjunction with the audited consolidated financial statements of Custom Truck One Source, L.P. and Subsidiaries included in the Current Report on Amendment No. 1 to Form 8-K of Custom Truck One Source, Inc. filed with the SEC on May 6, 2021.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Estimates in Financial Statements
The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the presented amounts of assets and liabilities at the date of the consolidated financial statements, and the presented amounts of revenues and expenses during the period. These estimates are based on the Company’s best knowledge of current events and actions the Company may undertake in the future. Significant estimates and assumptions include the allowance for doubtful accounts, fair value of tangible and intangible assets and goodwill acquired, useful lives and salvage value, and lease classification, including the accounting for arrangements with rental purchase options (“RPOs”). Due to the inherent uncertainty involved in making estimates, actual results could differ from these estimates.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new lease guidance requires that an entity should recognize assets and liabilities for leases with a term of greater than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. This guidance also provides accounting updates with respect to a lessor accounting under a lease arrangement. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. However, as a result of the Acquisition, the Company will be required to adopt this guidance in the second quarter of 2021. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU were effective upon issuance and may be applied through December 31, 2022. Our debt agreement that utilizes LIBOR has not yet discontinued the use of LIBOR and, therefore, this ASU is not yet effective for us. To the extent our debt arrangements change to another accepted rate, we will utilize the relief available in this ASU.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. This ASU is effective for fiscal years beginning after December 15, 2022. However, as a result of the Acquisition, the Company will be required to adopt this guidance in the second quarter of 2021. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated, but is not expected to be material.
Revenue Recognition
We recognize revenue in accordance with two different accounting standards: 1) ASC 606, Revenue from Contracts with Customers (“Topic 606”) and 2) ASC 840, Leases (“Topic 840”). Under Topic 606, revenue from contracts with customers is measured based on the consideration we expect to be entitled to under the contract with the customer. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Nature of goods and services. Equipment leasing and equipment sales are the core businesses of the Company, with leasing complimented by the sale of rental units from the rental fleet. The Company’s revenue by major product and service line for the three months ended March 31, 2021 and 2020 are presented in the table below.

	March 31, 2021			March 31, 2020
	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total
Rental revenue	$49,617	$2,356	$51,973	$53,694	$1,941	$55,635
New sales revenue	—	192,436	192,436	—	150,328	150,328
Used sales revenue	6,932	46,587	53,519	11,709	35,108	46,817
Parts and service revenue	—	18,543	18,543	—	19,316	19,316
Total revenue	$56,549	$259,922	$316,471	$65,403	$206,693	$272,096

Lease revenues (ASC 840)
Rental revenue. Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.
Used sales revenue. Certain leases contain RPOs and are classified as sales-type leases because the RPO purchase price, after giving consideration for credits earned based on the number of consecutive months rented, is considered to be below the estimated fair market value and thus qualifies as a bargain purchase option. Revenue on these particular leases is recognized at the point the Company has determined the sales price to the customer represents a bargain purchase. Financing income from sales-type leases is recorded on a month-to-month basis in Financing income in the Condensed Consolidated Statements of Operations. Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.
Revenues from contracts with customers (ASC 606)
New sales revenue. Revenues from the sales of new commercial vehicles and attachments are primarily recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.
Parts and service revenue. Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services. Service revenue includes parts sales needed to complete service work.
Receivables and contract assets and liabilities. We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both Topic 606 and Topic 840, the discussion below on credit risk and allowances for doubtful accounts addresses our total revenues from Topic 606 and Topic 840.
Concentration of credit risk with respect to the Company's accounts receivable is limited because our customer base is comprised of a large number of geographically diverse customers. The Company manages credit risk associated with its accounts receivable at the customer level through credit approvals, credit limits and other monitoring procedures. The Company maintains allowances for doubtful accounts that reflect the Company's estimate of the amount of receivables that the Company will be unable to collect based on existing economic conditions and its historical write-off experience.
The Company does not have material contract assets associated with customer contracts. We invoice in advance of recognizing the majority of new and commercial vehicle sales. Advance customer payments are recognized as a contract liability in Customer deposits in the Condensed Consolidated Balance Sheets and totaled $14.1 million and $19.8 million as of March 31, 2021 and December 31, 2020, respectively.
Performance obligations. Most of our ASC 606 revenue is recognized at a point-in-time, rather than over time. Accordingly, in any particular period, we do not generally recognize a significant amount of revenue from performance obligations partially satisfied in previous periods, and the amount of such revenue recognized during the three months ended March 31, 2021 and 2020 was not material. We also do not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially unsatisfied).

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Payment terms. Our payment terms vary by the type and location of our customer and the products or services offered. The time between invoicing and when payment is due is not significant. Our contracts do not generally include a significant financing component. Our contracts with customers do not generally result in significant obligations associated with returns, refunds or warranties. See above for a discussion of how we manage credit risk.
Sales tax amounts collected from customers are recorded on a net basis.
Contract costs. We do not recognize any assets associated with the incremental costs of obtaining a contract with a customer (for example, a sales commission) that we expect to recover. As such, the incremental costs of obtaining a contract are expensed when incurred. For Rental revenue, any incremental costs of obtaining a lease are expensed.
Contract estimates and judgments. Our revenues accounted for under Topic 606 generally do not require significant estimates or judgments as the transaction price is generally fixed and stated on our contracts. Our contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation. Also, our revenues do not include material amounts of variable consideration. Substantially all of our revenues are recognized at a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. As noted above, our revenues are generally recognized at the time of delivery to, or pick-up by, the customer.
Income Taxes
The Company’s income is taxed as a partnership under the relevant provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns for federal income tax purposes, and generally there is no provision for federal and state income taxes included in these consolidated financial statements. However, a limited number of states where the Company files an income tax return impose an entity-level tax on partnerships, resulting in income tax expense being incurred by the Company. Immaterial income taxes are recorded in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020.
To the extent of available cash, as determined by Utility One Source GP, LLC, an entity controlled by Blackstone, in its capacity as the general partner, the Company is required to make tax distributions to each partner to cover any tax shortfalls realized by its partners.
The Company has evaluated tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and has not identified any material uncertain tax positions. The Company has no unrecognized tax benefits as of the end of March 31, 2021 and December 31, 2020. Income tax returns filed by the Company are subject to examination by the Internal Revenue Service (“IRS”) for three years after the date filed. Tax years from 2017 to 2021 remain open to examination by the IRS. The statute of limitations for state tax returns varies by jurisdiction but returns for tax years from 2017 to 2021 are generally open to examination by the state tax authorities.

Note 3: Financing Receivables
The Company’s financing receivables are related to sales-type leases and are collateralized by a security interest in the underlying equipment. Financing receivables were as follows (in thousands):

	March 31, 2021	December 31, 2020
Gross investment in financing receivable	$18,949	$19,432
Less: Unearned income	(284)	(309)
Financing receivables, net	$18,665	$19,123

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Note 4: Inventories
Inventories consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Whole goods	$363,336	$396,553
Parts and accessories	49,405	50,755
Less: Reserves	(2,906)	(2,906)
Inventories, net	$409,835	$444,402
Inventories are pledged as collateral for debt. For detail on these collateral agreements, see Note 9 and Note 10.

Note 5: Property and Equipment
Property and equipment and related accumulated depreciation were as follows (in thousands):

	March 31, 2021	December 31, 2020
Buildings and leasehold improvements	$73,496	$73,185
Vehicles	20,734	21,229
Land and improvements	5,074	5,074
Machinery and equipment	24,099	24,004
Furniture and fixtures	7,901	7,611
Construction in progress	1,279	780
	132,583	131,883
Less: Accumulated depreciation	(46,899)	(44,705)
Property and equipment, net	$85,684	$87,178
Property and equipment are pledged as collateral for debt. For detail on these collateral agreements, see Note 9.
Depreciation expense on property and equipment was $3.0 million for the three months ended March 31, 2021 and 2020, a portion of which represents inventoriable overhead costs.

Note 6: Rental Equipment
Rental equipment and related accumulated depreciation were as follows (in thousands):

	March 31, 2021	December 31, 2020
Rental equipment	$681,363	$705,309
Less: Accumulated depreciation	(311,289)	(330,474)
Rental equipment, net	$370,074	$374,835
As of March 31, 2021 and December 31, 2020, Rental equipment, net included rental assets with a combined net book value of approximately $5.6 million and $8.3 million, respectively, that were being actively marketed for sale.

Note 7: Cloud Computing Arrangements
The Company has entered into certain cloud-based hosting agreements that are accounted for as service contracts. For internal-use software obtained through a hosting arrangement that is in the nature of a service contract, the Company capitalizes certain implementation costs incurred such as integrating, configuring, and software customization, which are consistent with costs incurred during the application development stage for on-premise software. These capitalized development costs are recorded in Other assets on the Condensed Consolidated Balance Sheets. Implementation costs capitalized during each of the three months ended March 31,

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
2021 and 2020 were $2.0 million. Capitalized implementation costs are amortized straight-line over the term of the hosting arrangement plus any reasonably certain renewal periods, which range from 3 years to 10 years.
Amortization expense for these assets is included in Selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations. For the three months ended March 31, 2021 and 2020, amortization of these costs were $0.5 million and $0.2 million, respectively.

Note 8: Goodwill and Intangible Assets
Goodwill
Goodwill is recognized when the purchase price of an acquired business exceeds the fair value of net assets acquired. Goodwill is not amortized for financial reporting purposes. There were no changes in the carrying amount of goodwill during the three months ended March 31, 2021.
Intangibles
The following table provides the historical cost and accumulated amortization for each major class of intangible assets, excluding goodwill (in thousands):

	Weighted Average Life (in years)	Historical Cost	Accumulated Amortization	Total
March 31, 2021
Customer relationships	15.3	$113,327	$(44,697)	$68,630
Trade name	4.8	28,690	(28,690)	—
Software	4.2	504	(392)	112
Product design	7.0	2,900	(829)	2,071
Total intangibles, net		$145,421	$(74,608)	$70,813
December 31, 2020
Customer relationships	15.3	$113,327	$(42,838)	$70,489
Trade name	4.8	28,690	(28,690)	—
Software	4.2	504	(365)	139
Product design	7.0	2,900	(725)	2,175
Total intangibles, net		$145,421	$(72,618)	$72,803

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Note 9: Debt
Total debt was comprised of the following (in thousands):

	March 31, 2021	December 31, 2020
Credit Agreement:
Term Loan B	$552,500	$594,000
Revolver	—	7,269
Construction loans	17,597	23,733
Other debt	13,512	16,174
Capital lease and lease financing obligations	3,843	3,878
Total debt	$587,452	$645,054
Less:
Unamortized debt issuance costs and discounts	(5,179)	(5,500)
Current maturities	(12,345)	(16,594)
Debt, net of current maturities and unamortized issuance costs	$569,928	$622,960

Credit Agreement
As of March 31, 2021 and December 31, 2020, the Company had a credit agreement with Morgan Stanley Senior Funding, Inc. and participating lenders (the “Credit Agreement”). The Credit Agreement was collateralized by all inventories (except those pledged to floor plan facilities), property and equipment, rental equipment, accounts receivables, and financing receivables. Borrowings under the Credit Agreement were comprised of a $600.0 million first-lien B term loan (“Term Loan B”), which required annual amortization payments equal to 1% of the issued loan amount made quarterly. Interest on Term Loan B was accrued at the applicable LIBOR rate plus 4.25% and the loan was scheduled to mature on April 18, 2025. The Credit Agreement also provided for a $125.0 million revolving credit facility (the “Revolver”), with a maturity of April 18, 2025. Interest on outstanding borrowings accrued at the applicable LIBOR rate plus up to 4.0%. Subsequent to quarter end and in connection with the Acquisition, all obligations under the Credit Agreement were repaid and the agreement was terminated.
On February 19, 2020 the Credit Agreement was amended with Amendment No. 3 (the “Third Amendment”). The Third Amendment increased the aggregate principal balance of the Term Loan B by approximately $43.5 million to $600.0 million. Approximately $38.7 million of the proceeds from the Third Amendment were used to pay down the outstanding Revolver balance, with the remaining proceeds used for operations. In conjunction with the Third Amendment, the Company wrote off approximately $2.3 million of unamortized debt issuance costs related to lenders who did not participate in the amendment. In addition, the Company incurred approximately $1.6 million in issuance costs related to the Third Amendment, of which $1.1 million was allocated to the Term Loan B and $0.5 million was allocated to the Revolver. Of the amount allocated to the Term Loan B, the Company capitalized $0.3 million of issuance costs and expensed approximately $0.8 million which is included in Selling, general and administrative expenses for the three months ended March 31, 2020. The Company capitalized the full amount of issuance costs allocated to the Revolver. The Company also recognized a $1.5 million discount on Term Loan B.
Construction Loans
The Company has entered into financing transactions in order to fund renovations to its manufacturing and production facilitates. These financing transactions required that proceeds from the loans only be used to make pre-approved construction purchases up to a certain dollar threshold. Once construction is completed, these loans are converted to standard term loan agreements. Outstanding construction loans had fixed interest ranging from 3.50% to 4.60%, with maturities beginning in 2023 through 2025.
Subsequent to March 31, 2021, the Company refinanced its entire portfolio of construction loans into a single consolidated term loan with Security Bank of Kansas City (“SBKC”). The aggregate principal balance of the new loan is approximately $23.9 million, and proceeds were used to retire the Company’s existing construction loans and fund general business activities. The new loan bears interest at a rate of 3.125% and matures in 2026. Issuance costs associated with the loan were not significant.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Other Debt
The Company’s other debt consists primarily of (i) loan agreements with Central Bank of the Midwest and Citizen’s Bank and Trust to support general business activities; (ii) notes payable on company vehicles with maturities ranging from 2021 to 2026 with interest rates between 3.60% to 5.60%; and (iii) a short-term financing loan for the payment of insurance premiums.
Subsequent to quarter end, the Company entered into a $3.5 million loan agreement with SBKC, the proceeds from which were used to pay off the Company’s outstanding loan agreement with Citizen’s Bank and Trust. The new SBKC loan bears interest at a rate of 3.5% and matures in 2026.
Capital Lease Obligations
The Company has capital leases for certain of its non-rental equipment. Interest rates on these capital leases range from 3.99% to 7.82%, with maturities through 2024. Some of the Company’s capital leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair market rental values at the date of expiration of the initial lease. Depreciation related to the associated assets under capital leases is included in Non-rental depreciation and amortization expense in the Condensed Consolidated Statements of Operations.
Debt Issuance Costs
For term debt, we present debt issuance costs as a direct deduction from the carrying amount of the related debt liability. The debt issuance costs are amortized over the terms of each instrument using the effective interest method.
Debt issuance costs on the Revolver are amortized on a straight-line basis. As of March 31, 2021 and December 31, 2020, debt issuance costs of $0.8 million and $0.9 million, respectively, are recorded in Other assets, net in the Condensed Consolidated Balance Sheets.
Amortization of debt issuance costs included in Interest expense in our Condensed Consolidated Statements of Operations was $0.4 million and $0.6 million in the three months ended March 31, 2021 and 2020, respectively.
Interest Expense
Interest expense on the Company’s lines-of-credit and long-term debt was $7.5 million and $13.7 million in the three months ended March 31, 2021 and 2020, respectively.

Note 10: Floor Plan Payables
Floor plan payables are financing arrangements to facilitate the Company’s purchase of new and used trucks, cranes, and construction equipment inventory. All floor plan payables are collateralized by the inventory financed. These payables become due and payable upon the sale, transfer, or reclassification of each unit of inventory. Certain floor plan arrangements require the Company to satisfy various financial ratios, such as debt-service coverage ratio and debt-to-tangible net worth ratio if amounts drawn on the Revolver exceed 35% of our total capacity under the Revolver.
The amounts owed under floor plan payables are summarized as follows (in thousands):

(in $000s)	March 31, 2021	December 31, 2020
Trade:
Daimler Truck Financial	$43,215	$101,671
PACCAR Financial Corp	47,775	20,076
Trade floor plan payables	$90,990	$121,747
Non-trade:
PNC Equipment Finance, LLC	$213,978	$238,956
Non-trade floor plan payables	$213,978	$238,956
Interest on outstanding floor plan payable balances is due and payable monthly. Floor plan interest was $2.5 million and $6.0 million in the three months ended March 31, 2021 and 2020, respectively.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Trade Floor Plan Financing:
Daimler Truck Financial
The Wholesale Financing Agreement with Daimler Truck Financial (the “Daimler Facility”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days with a capacity of $94.5 million. The total capacity under the Daimler Facility is $175.0 million. The Company can request and receive funding in excess of this capacity without penalty.
PACCAR
The Company has an Inventory Financing Agreement with PACCAR Financial Corp that provides the Company with a line of credit of $50.0 million to finance inventory purchases of new Peterbilt and/or Kenworth trucks, tractors, and chassis. Amounts borrowed against this line of credit incur interest at a rate of LIBOR plus 2.4%.
Non-Trade Floor Plan Financing:
PNC Equipment Finance, LLC
The Company has an Inventory Loan, Guaranty and Security Agreement (the “Loan Agreement”) with PNC Equipment Finance, LLC. The Loan Agreement provides the Company with a $295.0 million revolving credit facility, which matures on August 25, 2022 and bears interest at a rate of LIBOR plus 3.05%.

Note 11: Fair Value Measurement
ASC 820, Fair Vale Measurement and Disclosure (“ASC 820”) establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels:
Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
Determining which category an asset or liability falls within this hierarchy requires judgment. The Company applies the provisions of fair value measurement to various non-recurring measurements for its financial and non-financial assets and liabilities and evaluates its hierarchy disclosures.
Short-term instruments
The carrying amounts reported in our Condensed Consolidated Balance Sheets for Cash and cash equivalents, Accounts receivable, Accounts payable, Accrued expenses, and Other liabilities (including Floor plan payables and the Revolver) approximate fair value due to the immediate- to short-term maturity of these financial instruments.
Term Loan B
The fair value of the Company’s Term Loan B is based on price quotations from the bank, and therefore categorized under Level 2 of the ASC 820 hierarchy. Based on indicative price quotations from the financial institution multiplied by the Term Loan B balance on the Company’s Condensed Consolidated Balance Sheets, the Company estimates the fair value of the Term Loan B as approximately $552.5 million as of March 31, 2021.
Other debt instruments and capital lease obligations
As the Company’s other loans do not have quoted prices, the fair value of these debt instruments and capital lease obligations were estimated using Level 2 “significant other observable inputs” primarily based on quoted market prices for the same or similar issuances. Each of these instruments did not have interest rates which were materially different than current market rates and therefore, the fair value of each instrument approximated the respective carrying values.

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Note 12: Equity-Based Compensation
Beginning in 2015, certain Custom Truck employees were granted Class B interests in the Company with time-based vesting conditions for services rendered or to be rendered. Class B interests vest evenly over seven years on the anniversary of the effective vesting date. Any unvested Class B interests will automatically vest upon a change of control of the Company. In accordance with ASC 718-10, the interests are classified as equity. The fair value of each Class B interest is determined on the grant date using an option pricing model. The Company accounts for forfeitures as they occur.
During the three months ended both March 31, 2021 and 2020, the Company granted 0.2 million Class B interests. During the three months ended March 31, 2020, the Company repurchased 0.1 million Class B interests for less than $0.1 million. There were no such repurchases during the three months ended March 31, 2021. Compensation expense recognized for the Company’s outstanding Class B interests was approximately $0.6 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.
Subsequent to March 31, 2021, the Company’s unvested Class B interests automatically vested upon the closing date of the Acquisition.

Note 13: Related-Party Transactions
Related-Party Receivables
The Company had a related-party note receivable from a partner that is being paid in monthly installments with the final payment due in 2028. The related-party note receivable balance related to this note was approximately $0.1 million as of both March 31, 2021 and December 31, 2020.
The Company also has a related-party receivable from a partner for reimbursement of expenses originally paid by the Company on behalf of the partner in the amount of $0.1 million as of December 31, 2020, which is recorded in Accounts receivable in the Condensed Consolidated Balance Sheets. This receivable was forgiven during the three months ended March 31, 2021. Based on the nature of the expense initially giving rise to the receivable, the corresponding expense is reflected in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.
In addition, the Company also has a related-party receivable from a partner for certain taxes originally paid by the Company on behalf of the partner. The balance of the receivable outstanding is $0.5 million as of December 31, 2020, which is recorded in Accounts receivable in the Condensed Consolidated Balance Sheets. This receivable was forgiven during the three months ended March 31, 2021. Based on the nature of the expense initially giving rise to the receivable, the corresponding expense is reflected in Other income (expense) in the Condensed Consolidated Statements of Operations.
Related-Party Payables
The Company has related-party payables to Blackstone related to professional fees for monitoring services provided by Blackstone in 2016 and 2017. Payables related to these services were recorded in Accrued expenses in the Condensed Consolidated Balance Sheets in the amount of $2.6 million as of December 31, 2020. This liability was paid in full during the three months ended March 31, 2021.
Related-Party Leases
The Company leases certain facilities from entities owned by partners. Rent expense paid to related-parties totaled $0.6 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively. This rent expense is recorded in Selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations, with a portion allocated to inventoriable overhead costs.
Related-Party Revenue
The Company sells and rents equipment to R&M Equipment Rental, a partner-owned business. Total revenue attributable to renting equipment to R&M Equipment Rental for the three months ended March 31, 2021 and 2020 was $0.3 million and less than $0.1 million, respectively, and is recorded in Rental revenue in our Condensed Consolidated Statements of Operations. Total revenue from sales of new equipment to R&M Equipment Rental for three months ended March 31, 2021 and 2020 was $2.1 million and $0.9 million, respectively, and is recorded in New sales revenue in the Condensed Consolidated Statements of Operations. Additionally, the Company performs service on equipment rented and sold to R&M Equipment Rental. Revenue for the services performed for the three months ended March 31, 2021 and 2020 was $0.2 million and $0.1 million, respectively. Service revenue related to R&M Equipment Rental is recorded in Parts and service revenue in the Condensed Consolidated Statements of Operations. Amounts due from R&M

 Custom Truck One Source, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
Equipment Rental were $1.0 million and $0.3 million as of March 31, 2021 and December 31, 2020, respectively, which are recorded in Trade accounts receivable in the Condensed Consolidated Balance Sheets.
Related-Party Goods and Services
The Company rents equipment from R&M Equipment Rental, a partner-owned business that re-sells and re-rents equipment as a minority-owned business. Total rent expense from R&M Equipment Rental for three months ended March 31, 2021 and 2020 was $1.0 million and $1.2 million, respectively. This re-rent expense is recorded in Cost of rental revenue in the Condensed Consolidated Statements of Operations. In addition to re-rent expense, the Company also made purchases of inventory from R&M Equipment Rental totaling $0.9 million and less than $0.1 million during the three months ended March 31, 2021 and 2020, respectively. Amounts due to R&M Equipment Rental are recorded in Trade accounts payable in the Condensed Consolidated Balance Sheets and totaled $0.3 million as of both March 31, 2021 and December 31, 2020.

Note 14: Commitments and Contingencies
In accordance with ASC 450, Contingencies, we account for loss or gain contingencies when it is probable that a liability or an asset is realizable and can be reasonably estimated.
In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. At this time, no claims of these types, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these matters with certainty, it is the opinion of management, that the final outcome of these matters will not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.
Sales Tax
From time to time, the Company is audited by state and local taxing authorities. These audits typically focus on the Company’s withholding of state-specific sales tax and rental-related taxes. During 2020, the Company settled the ongoing audits for which it had previously recorded a loss contingency. Accordingly, there are no accruals for losses related to ongoing state and local tax audits reflected in the Company’s Condensed Consolidated Balance Sheets as of March 31, 2021 or December 31, 2020. Further, there was no activity related to any ongoing state and local tax audits for the three months ended March 31, 2021 or 2020.
Federal Excise Tax
The Company’s withholding of federal excise taxes for each of the four quarterly periods during 2015 are currently under audit by the Internal Revenue Service (IRS). The IRS issued an assessment on October 28, 2020 in an aggregate amount of $2.4 million for the 2015 periods, alleging that certain types of equipment sold by the Company are not eligible for the Mobile Machinery Exemption set forth in the Internal Revenue Code (IRC). The Company filed an appeal on January 28, 2021. Based on the Company’s understanding of the facts and circumstances, the Company’s understanding of the relevant provisions of the IRC, and historical precedent, including the Company’s own successful appeal of similar assessments in prior years, the Company does not believe the likelihood of a loss resulting from the IRS assessment to be probable at this time. Accordingly, the Company has made no accrual for such loss as of March 31, 2021 or December 31, 2020.

Note 15: Subsequent Events
The Company has performed an evaluation of subsequent events through July 26, 2021, which is the date these financial statements were available to be issued. The Company does not have any material undisclosed reportable subsequent events.